The Lincoln National Life Insurance Company
Bonus Rider
This Rider is a part of the Policy (the “Policy”) to which it is attached. The effective date of this Rider is the Policy Date.  Except as provided below, this Rider is subject to the terms and conditions of the Policy.
Subject to the “Bonus Rider Conditions” provision below, this Rider uses the change in value of an Index to calculate a credit that will be applied to the Separate Account Value or Fixed Account Value (the Bonus Rider Benefit Amount), subject to the change in the value of the Index and certain factors shown in the Policy Specifications, including a guaranteed minimum rate.  There is an additional charge for this Rider.
The Bonus Rider does not directly participate in any stock, bond, or equity investments.
This Rider contains the following Non-Guaranteed Elements (NGEs): Index Participation Rate. Please refer to this Rider’s Policy Specifications.
Table of Contents
Provision Page
Definitions 1
Bonus Rider Benefit Provisions 2
Benefit Payment Provisions 3
Effect of Other Riders and Benefits on the Bonus Rider 3
General Provisions 4
Definitions
Bonus Option Duration is the length of time it takes for a Bonus Option to mature. The Bonus Option Duration is shown in the Policy Specifications.
Bonus Option Maturity Date   The date each Bonus Option matures, which is determined from the Bonus Option Start Date plus the Bonus Option Duration shown in the Policy Specifications.
Bonus Option Start Date   The date a Bonus Option is started.  Each Bonus Option has its own Bonus Option Start Date.  Bonus Option Durations and Bonus Option Maturity Dates are measured from this date.  The Bonus Option Start Date is established on the 15th calendar day of the month the Bonus Option is started.  If a Bonus Option Start Date or Bonus Option Maturity Date coincides with a weekend, customary holiday, or a date on which the New York Stock Exchange is closed, the value of the Index associated with that Bonus Option at the close of the next business day will be used.
Closing Value of an Index   The value of an Index as of the close of the New York Stock Exchange, which is usually 4:00 P.M. Eastern Time.  If no closing value is published, we will use the closing value for the next day for which a closing value is published.
Index   An external financial benchmark used as a basis to determine the Bonus Rider Benefit Amount, if any.  The Index is shown in the Policy Specifications.
Initial Bonus Option Start Date   The 15th day of the calendar month following the Policy’s “Right to Examine Period” or the next business day, if this day coincides with a weekend, customary holiday, or a date on which the New York Stock Exchange is closed.  Subject to the “Bonus Rider Conditions” provision below, this is the first date that a Bonus Option will be started.

Bonus Rider Benefit Provisions
Bonus Rider Benefit Amount   Subject to the “Bonus Rider Conditions” provision below, this Rider can provide a Bonus Rider Benefit Amount that is determined by the change in the value of an Index and certain factors shown in the Bonus Rider’s section of the Policy Specifications.  Please refer to the Bonus Rider section of the Policy Specifications for detailed information regarding the calculation of the Bonus Rider Benefit Amount and factors used to calculate the Bonus Rider Benefit Amount.
Following the Policy’s “Right to Examine Period”, each calendar month this Rider is In Force and subject to the “Bonus Rider Active and Inactive Elections” provision below, you can elect to have the Rider be active or inactive.  If this Rider is active and subject to the “Bonus Rider Conditions” provision below, a Bonus Option will be started on the Initial Bonus Option Start Date and each subsequent Bonus Option Start Date. If this Rider is inactive, Bonus Options will be not started on subsequent Bonus Option Start Dates. Once you elect to have this Rider be active or inactive, you do not need to provide us with new instructions unless you intend to change your Election.
Any Bonus Rider Benefit Amount credited will become part of the Accumulation Value which is subject to charges and deductions.
Bonus Option   Each time a monthly Bonus Rider Charge is subtracted from the Separate Account Value, a new Bonus Option is started. Each Bonus Option will credit a Bonus Rider Benefit Amount, if any, to the Accumulation Value on its Bonus Option Maturity Date as explained in the “Payment of Bonus Rider Benefit Amount” provision below.  Please refer to the Bonus Rider section of the Policy Specifications for detailed information regarding the calculation of the Bonus Rider Benefit Amount and factors used to calculate the Bonus Rider Benefit Amount.
Bonus Rider Conditions   In order for a Bonus Option to be started, the following conditions must be met on the Initial Bonus Option Start Date and each Bonus Option Start Date:
a.	The Policy must be In Force;
b.	The Bonus Rider must be active;
c.	The Policy must have Separate Account Value;
d.	The Policy is not in a grace period;
e.	The Policy’s death benefit is not being accelerated under any Accelerated Death Benefit for Long-Term Care Services Rider; and
f.	The Insured is living (for a single life Policy) or at least one Insured is living (for a joint survivorship Policy).
In order for you to receive a Bonus Rider Benefit Amount, the following conditions must be met on a Bonus Option Maturity Date:
a.	The Index Growth Rate must be positive as explained in the Bonus Rider’s section of the Policy Specifications;
b.	The Policy must be In Force; and
c.	The Insured is living (for a single life Policy) or at least one Insured is living (for a joint survivorship Policy).
Any Bonus Rider Benefit Amount will be applied as explained in the ”Payment of Bonus Rider Benefit Amount” provision below.
Bonus Rider Active and Inactive Elections   Each calendar month this Rider is In Force, you can elect to have the Rider be active or inactive. We must receive your Election to make this Rider active or inactive no later than two business days prior to a Bonus Option Start Date.
If we receive your Election to make this Rider active one business day prior to, or on a Bonus Option Start Date the activation will be delayed until the next available Bonus Option Start Date.  If we receive your Election to make this Rider inactive one business day prior to, or on a Monthly Bonus Option Date the deactivation will be delayed until the next available Bonus Option Start Date.

Bonus Rider Charge   One business day prior to the Initial Bonus Option Start Date and one business day prior to each Bonus Option Start Date that the “Bonus Rider Conditions” provision is met, a monthly Bonus Rider Charge will be subtracted from the Separate Account Value. The Bonus Rider Charge will be subtracted from any Sub-Account(s) in the same proportion as the balances invested in the total of such Sub-Account(s) as of the Bonus Option Start Date. The Bonus Rider Charge is determined as follows:
a.	the monthly Bonus Rider Charge Rate shown in the Policy Specifications;
b.	multiplied by the Separate Account Value on the Bonus Option Start Date.
The Bonus Rider Charge will not be subtracted from the Policy’s Fixed Account; it will only be subtracted from the Separate Account Value.
Factors Used In No-Lapse Guarantee Rider Calculations   If any No-Lapse Enhancement Rider is attached to the Policy and In Force, the No-Lapse Guarantee Rider’s No-Lapse Value Premium Loads are shown in the Policy Specifications and include a No-Lapse Value Premium Load for this Rider.
Discontinuation Of or Substantial Change To an Index   If an Index is discontinued, or if an Index calculation changes substantially, we will select an alternative Index and will send Notice to you and any assignee.
Benefit Payment Provisions
Payment of Bonus Rider Benefit Amount   If your Policy has Separate Account Value on a Bonus Option Maturity Date, any Bonus Rider Benefit Amount will be applied to the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the Bonus Option Maturity Date.
If your Policy does not have Separate Account Value on a Bonus Option Maturity Date, any Bonus Rider Benefit Amount will be applied to the Fixed Account.
Grace Periods and the Bonus Rider   If the Policy is in a grace period and this Rider is active, Bonus Options will not be started. However, if the Policy is in a grace period on a Bonus Option Maturity Date, any Bonus Rider Benefit Amount will be applied to the Accumulation Value as explained in the “Payment of Bonus Rider Benefit Amount” provision above.
Full Surrender   If you request a full surrender of your Policy with any Bonus Option(s) that have not reached their Bonus Option Maturity Date(s), you will not receive any Bonus Rider Benefit Amount(s) for those Bonus Option(s).
Death of the Insured/Second Death   If the Insured’s death (for a single life Policy) or Second Death (for a joint survivorship Policy) occurred with any Bonus Option(s) that have not reached their Bonus Option Maturity Date(s), you will not receive any Bonus Rider Benefit Amount(s) for those Bonus Option(s).
Effect of Other Riders and Benefits on the Bonus Rider
If any of the following Riders are attached to your Policy, the Riders may have an impact on the Bonus Rider.
Waiver of Monthly Deduction Benefit Rider: If the Insured is on Total Disability, as provided and defined under any Waiver of Monthly Deduction Rider, the Bonus Rider will be inactive.
Accelerated Death Benefit for Long-Term Care Services Rider: While the Policy’s death benefit is being accelerated under the Accelerated Death Benefit for Long-Term Care Services Rider:
1.	No Bonus Rider Charge will be subtracted from the Policy;
2.	No new Bonus Options will be started; and
3.	If there are any Bonus Option(s) when acceleration of the Policy’s death benefit begins, any Bonus Rider Benefit Amount(s) will be applied to the Fixed Account.
If acceleration of the Policy’s death benefit stops under the Accelerated Death Benefit for Long-Term Care Services Rider, you transfer Accumulation Value into the Sub-Account(s), and the Bonus Rider is still active, the Bonus Rider Charges will resume for the next Bonus Option Start Date following the end of the acceleration of the Policy’s death benefit and Bonus Option(s) will be started subject to the “Bonus Rider Conditions” provision above.
If acceleration of the Policy’s death benefit stops under the Accelerated Death Benefit for Long-Term Care Services Rider, and you transfer Accumulation Value into the Sub-Account(s), but the Bonus Rider is inactive, you can submit an Election to activate the Bonus Rider subject to the “Bonus Rider Active and Inactive Elections” provision above.

General Provisions
Reinstatement   If the Policy terminates and is reinstated following Lapse, this Rider will be permanently inactive.
Upon reinstatement, you will not receive any Bonus Rider Benefit Amount(s) for any Bonus Options that reached their Bonus Option Maturity Date(s) while the Policy was terminated. If this Rider is reinstated with any Bonus Option(s) that have not reached their Bonus Option Maturity Date(s), the crediting of any Bonus Rider Benefit Amount(s) will be applied to the Accumulation Value as explained in the “Payment of Bonus Rider Benefit Amount” provision above.
Termination   This Rider and all rights under it will terminate upon the earliest of the following:
a.	The termination of the Policy; or
b.	The Policy Anniversary immediately prior to the Insured’s Attained Age 121 (for a single life Policy) or the younger Insured’s Attained Age 121 (for a joint survivorship Policy).

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